Exhibit 99.1

LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2016 FINANCIAL RESULTS

- GMV of $178.5 million — Revenue of $85.2 million — Net GAAP Loss of $0.12 million —

Non-GAAP Adjusted EBITDA of $4.8 million

- Long Term Commercial Growth Strategy Remains the Priority

WASHINGTON — August 4, 2016 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the third quarter ended June 30, 2016. Q3-16 results were above the company’s guidance range. The company’s performance outpaced expectations primarily led by our commercial capital assets marketplaces which experienced better volume and margins related to earlier than expected completion of sales transactions, early signs of increasing liquidity in the energy market, and increased buyer demand in our industrial marketplace.

“Our Q3 results were driven by strong volume and velocity of sales across our commercial and government client base as we continue to execute our transformation program, grow our buyer network, enhance our service offerings and look towards future growth,” said Bill Angrick, chairman and chief executive officer of Liquidity Services.

“While our energy and industrial groups led our outperformance in Q3, our state and municipal government marketplace also achieved double digit top line growth as more sellers utilized our platform and value added services. Our retail supply chain marketplace continues to attract new clients and expand existing relationships driven by our strong recovery rates and innovative returns management services which address a critical need for both manufacturers and retailers. Additionally, our team has worked diligently to ready the launch of our first marketplace on our new e-commerce platform in Q4 which will expand our addressable market. Our near term outlook remains cautious due to the increasing costs of our DoD surplus contract, soft pricing in our scrap and energy verticals, variability in the timing of large client projects in our industrial business, and ongoing investments in our LiquidityOne transformation plan,” continued Angrick.

Third Quarter Operating and Earnings Results

The company reported Q3-16 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $178.5 million, a decrease of 7.8% from the prior year’s comparable period. Revenue for Q3-16 was $85.2 million, a decrease of 5.1% from the prior year’s comparable period. Net GAAP loss for Q3-16 was $0.12 million, which resulted in a breakeven diluted loss per share based on weighted average of 30.7 million diluted shares outstanding, a decrease of 107.7% and 107.5% respectively from the prior year’s comparable period. Non-GAAP adjusted net income was $2.1 million or $0.07 adjusted diluted earnings per share, a decrease of 50.8% and 52.0%, respectively, from the prior year’s comparable period. The tax rate used to calculate Q3-16 results was 28.3%.  We expect our future years’ tax rate to range between 30% to 40%. We exited Q3-16 in a strong financial position with $129.9 million in cash and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, and gains or losses from business dispositions, was $4.8 million, a decrease of 13.9% from the prior year’s comparable period.

Comparative financial results reflect the sale of Jacobs Trading, the significant downturn in commodity prices which have reduced prices and volume from our DoD scrap contract, the transition to the new Surplus contract with higher product cost terms, and increased spending for our LiquidityOne investment program.

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Additional Third Quarter Operational Results

•                  Registered Buyers — At the end of Q3-16, registered buyers totaled approximately 2,958,000, representing an approximately 5% increase over the approximately 2,805,000 registered buyers at the end of Q3-15.

•                  Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), increased to approximately 642,000 in Q3-16, an approximately 5% increase over the approximately 611,000 auction participants in Q3-15.

•                  Completed Transactions — Completed transactions increased to approximately 151,000, an approximately 10% increase for Q3-16 from the approximately 137,000 completed transactions in Q3-15.

GMV and Revenue Mix —The table below summarizes GMV and revenue by pricing model.

GMV Mix

	Q3-FY16	Q3-FY15
Consignment Model:
GovDeals	35.9%	28.3%
Commercial	30.0%	35.0%
Total Consignment	65.9%	63.3%
Purchase Model:
Commercial	18.2%	18.4%
Surplus Contract	11.7%	10.0%
Total Purchase	29.9%	28.4%

Other:	4.2%	8.3%
Total	100.0%	100.0%

Revenue Mix

	Q3-16	Q3-15
Consignment Model:
GovDeals	7.5%	6.2%
Commercial	13.4%	13.8%
Total Consignment	20.9%	20.0%
Purchase Model:
Commercial	39.6%	38.5%
Surplus Contract	24.6%	21.6%
Total Purchase	64.2%	60.1%

Other:	14.9%	19.9%
Total	100.0%	100.0%

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Business Outlook

In the near term it remains difficult to forecast the sales and margins of our business because of the variability in timing of projects, as we transition to our new DoD Surplus contract, and we remain cautious regarding the impact of macro conditions on our scrap activity with the DoD. The seasonality in Q4-16 also contributes to variability of results.

Specifically, our DoD marketplace is in the final stages of transition from the prior Surplus contract extension to the new Surplus contract, which includes higher costs for products acquired from the DoD. The extension of our prior Surplus contract will be in effect through January 2017 and, while we will continue to receive and sell merchandise under both the old and new Surplus contracts until that time, the mix will increasingly shift towards merchandise received under the new contract, resulting in lower margins. Additionally, we have experienced variability in the volume and mix of property received under our DoD Scrap contract as well as a decline in scrap metals pricing which has reduced sales.

Regarding our commercial marketplaces, our outlook also remains cautious due to the changing mix and volume of supply and timing of project based activity. Our results will be impacted by the timing and speed of recovery in the energy sector macro conditions and variability in the volume, timing and mix of property we receive in both industrial and retail client programs. These factors will contribute to changing topline and margin results in certain categories.

We anticipate that Q4-16 results will reflect lower GMV and non-GAAP adjusted EBITDA than Q3-16 due to seasonality, with Q4 results typically lower than other quarters, as several client sales anticipated for Q4-16 were completed in Q3-16. This was mainly the result of high buyer demand for certain assets in both our energy and industrial marketplaces.

Our results will also continue to be impacted by our investment in our LiquidityOne transformation program and the implementation of our new marketplace platform while we continue to support legacy systems necessary for our current business. We anticipate completing the launch of our first marketplace onto the new marketplace platform in Q4-16 followed by a tiered rollout of the remaining marketplaces over a 12 month timeline. Our costs during this transition process will be elevated as we further allocate management time and resources to educate employees and implement new ways of conducting our business. However, we will emerge from this transformation as a much more scalable organization with new capabilities focused on growth opportunities in the global supply chain.

In the longer term, we expect our business to benefit from: (i) innovative new service capabilities and more efficient business operations from our LiquidityOne investment program; (ii) improved monetization of our buyer base through the deployment of our new integrated marketplace system and data warehouse; (iii) increased outsourcing of reverse supply chain activities in response to our new model and the rise of e-commerce and sustainability programs; and (iv) increased brand recognition as a market leader due to our proven track record, innovative scalable solutions and the ability to make a strategic impact in the reverse supply chain.

The following forward-looking statements reflect trends and assumptions for Q4-16:

(i)             increased investment spending under our LiquidityOne transformation initiative;

(ii)          increased cost of sales under our new DoD Surplus contract;

(iii)       steady results and year-over-year growth from our state and local government sector marketplace;

(iv)      early signs of improved liquidity in our energy marketplace but continuing lower than average sales prices and margins;

(v)         variability in the timing of large asset sales in our commercial capital assets marketplaces related to both underwritten and consignment programs;

(vi)      lower volume in our retail goods marketplaces, including as a result of the disposition of the Jacobs Trading business; and

(vii)   soft commodity prices affecting our Scrap contract.

GMV — We expect GMV for Q4-16 to range from $155 million to $170 million.

GAAP Net Income — We expect GAAP Net Income for Q4-16 to range from negative $6.5 million to negative $3.5 million.

GAAP Diluted EPS - We expect GAAP diluted earnings per share for Q4-16 to range from negative $0.20 to negative $0.10.

Non-GAAP Adjusted EBITDA —We estimate non-GAAP Adjusted EBITDA for Q4-16 to range from negative $4 million to negative $1 million.

Non-GAAP Adjusted Diluted EPS — We estimate non-GAAP Adjusted Earnings Per Diluted Share for Q4-16 to range from negative $0.14 to negative $0.05. This guidance assumes that we have diluted weighted average number of shares outstanding for the quarter of 30.7 million and that we will not repurchase shares with the approximately $10.1 million available under the share repurchase program.

Our fourth quarter guidance adjusts non-GAAP EBITDA and non-GAAP Diluted EPS for stock based compensation costs, which we estimate to be approximately $3 million. These stock based compensation costs are slightly higher than in the fourth quarter of fiscal year 2015.

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Liquidity Services

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA.  EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, impairment of goodwill and long-lived assets, business realignment expenses, and gains or losses from business dispositions.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
	(In thousands)
	(unaudited)
Net (loss) income	$(124)	$1,615	$(6,171)	$(61,120)
Interest and other expense (income), net	208	8	(242)	85
Benefit for income taxes	(17)	(1,629)	(2,438)	(20,156)
Depreciation and amortization	1,616	2,044	4,948	7,241

EBITDA	1,683	2,038	(3,903)	(73,950)
Stock compensation expense	3,084	3,499	8,228	8,911
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	—	39	96,238

Adjusted EBITDA	$4,767	$5,537	$4,364	$31,199

Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net income is a supplemental non-GAAP financial measure and is equal to net income (loss) plus tax effected stock compensation expense, amortization of contract-related intangible assets associated with the Jacobs Trading acquisition, acquisition costs including changes in earn out estimates, and impairment of goodwill and long-lived assets.  Adjusted basic and diluted earnings per share are determined using Adjusted Net (Loss) Income. For Q3-16, the tax rate used to tax effect stock compensation expense, amortization of contract intangibles and acquisition costs is our current tax rate of 28.3%.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited) (Dollars in thousands, except per share data)

Net (loss) income	$(124)	$1,615	$(6,171)	$(61,120)
Stock compensation expense (net of tax)	2,211	2,631	5,898	6,701
Amortization of contract intangibles (net of tax)	—	—	—	911
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets (net of tax)	—	—	28	72,371

Adjusted net income (loss)	$2,087	$4,246	$(245)	$18,863

Adjusted basic earnings per common share	$0.07	$0.14	$(0.01)	$0.63

Adjusted diluted earnings per common share	$0.07	$0.14	$(0.01)	$0.63

Basic weighted average shares outstanding	30,726,554	30,011,121	30,603,641	29,975,239

Diluted weighted average shares outstanding	30,726,554	30,011,121	30,603,641	29,975,239

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Conference Call

The Company will host a conference call to discuss the third quarter of fiscal year 2016 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 51426155. A live web cast of the conference call will be provided on the Company’s investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company’s website until August 3, 2017 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 11, 2016 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 51426155. Both replays will be available starting at 1:30 p.m. ET on the day of the call.

Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future.  We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

Supplemental Operating Data

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting.  This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

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Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook, plans to increase investments in technology infrastructure, the Company’s proprietary e-commerce marketplace platform, product development and marketing initiatives, the LiquidityOne transformation initiative, the supply and mix of inventory under the DoD Surplus Contracts, expected future commodity prices, expected sales prices and margins in the Company’s energy marketplaces, expected future effective tax rates, expected future tax benefits as a result of the sale of the Jacobs Trading business, and trends and assumptions about future periods, including the third quarter FY-16.  You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document.  Important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully complete the integration of any acquired companies into our existing operations and our ability to realize any anticipated benefits of these or other acquisitions; and the success of our business realignment and LiquidityOne integration and enhancement initiative.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. We partner with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. Our superior service, unmatched scale, and ability to deliver results enable us to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart surplus solutions. Let us build a better future for your surplus. Visit us at LiquidityServices.com.

Contact:

Julie Davis

Senior Director, Investor Relations

202.467.6868 ext. 2234

julie.davis@liquidityservices.com

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Liquidity Services, Inc. and Subsidiaries

Consolidated Balance Sheets
(Dollars in Thousands)

	June 30,	September 30,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$129,865	$95,465
Accounts receivable, net of allowance for doubtful accounts of $696 and $471 at June 30, 2016 and September 30, 2015, respectively	8,965	6,194
Inventory	25,829	25,510
Tax refund receivable	1,409	33,491
Prepaid and deferred taxes	12,070	19,903
Prepaid expenses and other current assets	7,161	7,826
Total current assets	185,299	188,389
Property and equipment, net	14,098	13,356
Intangible assets, net	2,965	4,051
Goodwill	64,114	64,073
Deferred long-term tax assets	14,147	5,871
Other assets	15,334	12,748
Total assets	$295,957	$288,488
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,512	$9,500
Accrued expenses and other current liabilities	35,354	27,350
Profit-sharing distributions payable	1,514	2,512
Customer payables	29,017	29,802
Total current liabilities	74,397	69,164
Long-term liabilities	3,479	3,322
Total liabilities	77,876	72,486
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 30,726,554 shares issued and outstanding at June 30, 2016; 30,026,223 shares issued and outstanding at September 30, 2015	29	29
Additional paid-in capital	218,416	210,712
Accumulated other comprehensive loss	(5,080)	(5,626)
Retained earnings	4,716	10,887
Total stockholders’ equity	218,081	216,002
Total liabilities and stockholders’ equity	$295,957	$288,488

Liquidity Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015

Revenue	$62,025	$70,060	$178,633	$251,509
Fee revenue	23,163	19,686	59,308	66,323
Total revenue	85,188	89,746	237,941	317,832

Costs and expenses:
Cost of goods sold	39,292	35,838	106,102	132,814
Profit-sharing distributions	2,663	6,355	7,526	23,505
Technology and operations	22,541	24,784	70,026	76,409
Sales and marketing	9,967	10,255	28,575	31,438
General and administrative	9,042	10,476	29,576	31,378
Depreciation and amortization	1,616	2,044	4,948	7,241
Acquisition costs and related fair value adjustments and impairment of goodwill and long-lived assets	—	—	39	96,238

Total costs and expenses	85,121	89,752	246,792	399,023

Income from operations	67	(6)	(8,851)	(81,191)
Interest and other (expense) income, net	(208)	(8)	242	(85)

(Loss) before provision for income taxes	(141)	(14)	(8,609)	(81,276)
Benefit for income taxes	17	1,629	2,438	20,156

Net (loss) income	$(124)	$1,615	$(6,171)	$(61,120)
Basic (loss) earnings per common share	$(0.00)	$0.05	$(0.20)	$(2.04)
Diluted (loss) earnings per common share	$(0.00)	$0.05	$(0.20)	$(2.04)

Basic weighted average shares outstanding	30,726,554	30,011,121	30,603,641	29,975,239
Diluted weighted average shares outstanding	30,726,554	30,011,121	30,603,641	29,975,239

Liquidity Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2016	2015	2016	2015
Operating activities
Net (loss) income	$(124)	$1,615	$(6,171)	$(61,120)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,616	2,044	4,948	7,241
Stock compensation expense	3,084	3,499	8,228	8,911
Provision (benefit) for inventory allowance	653	(2,219)	2,052	(4,682)
Benefit for doubtful accounts	140	149	226	1,354
Deferred tax benefit	(17)	—	(2,438)	(22,145)
Impairment of goodwill and long-lived assets	—	—	—	96,238
Incremental tax (benefit) loss from exercise of common stock options	(75)	96	138	31
Changes in operating assets and liabilities:
Accounts receivable	(1,912)	4,336	(2,997)	10,293
Inventory	5,704	13,242	(2,371)	42,488
Prepaid and deferred taxes	(703)	(5,544)	33,938	(4,380)
Prepaid expenses and other assets	(410)	(920)	(1,919)	(738)
Accounts payable	(270)	1,431	(988)	1,123
Accrued expenses and other	5,041	(4,383)	7,907	(20,773)
Profit-sharing distributions payable	10	(2,339)	(998)	(2,054)
Customer payables	1,255	(12)	(785)	(10,861)
Other liabilities	(55)	(394)	(134)	(1,381)
Net cash provided by operating activities	13,937	10,601	38,636	39,545

Investing activities
Increase in intangibles and cash paid for acquisitions	(11)	(3)	(46)	(12)
Purchases of property and equipment, including capitalized software	(1,864)	(276)	(4,587)	(5,371)
Net cash used in investing activities	(1,875)	(279)	(4,633)	(5,383)

Financing activities
Proceeds from exercise of common stock options (net of tax)	—	—	—	107
Incremental tax benefit (loss) from exercise of common stock options	75	(96)	(138)	(31)
Net cash provided by (used in) financing activities	75	(96)	(138)	76
Effect of exchange rate differences	200	(269)	535	(648)
Net increase in cash and cash equivalents	12,337	9,957	34,400	33,590
Cash and cash equivalents at beginning of the period	117,528	86,231	95,465	62,598
Cash and cash equivalents at end of period	$129,865	$96,188	$129,865	$96,188

Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$651	$3,916	$(34,001)	$6,369